EXHIBIT 99.2

Heat Biologics, Inc. Announces Pricing of Public Offering of $10,660,000 of Common Stock

DURHAM, N.C., March 10, 2015 –- Heat Biologics, Inc.  (“Heat” or the “Company”) (NASDAQ: HTBX), a clinical stage biopharmaceutical company focused on the development of cancer immunotherapies, today announced the pricing of an underwritten public offering of 1,640,000 shares of common stock at a public offering price of $6.50 per share. The gross proceeds to Heat from this offering are expected to be approximately $10,660,000 before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company has granted the representative of the underwriters a 45-day option to purchase up to an aggregate of 246,000 additional shares of its common stock to cover over-allotments, if any. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include, among other things, increasing its working capital, funding research and development (including clinical trials), vendor payables, regulatory submissions, hiring additional personnel and capital expenditures. In addition, the Company may use a portion of the net proceeds for licensing or acquiring intellectual property to incorporate into its products and product candidates or its research and development programs or to in-license, acquire or invest in complementary businesses or products. The offering is expected to close on or about March 16, 2015, subject to customary closing conditions.

Aegis Capital Corp. is acting as sole book-running manager for the offering.

H.C. Wainwright & Co., LLC is acting as lead manager for the offering.

This offering is being made pursuant to a shelf registration statement that the Company previously filed with the Securities and Exchange Commission (the “SEC”) and which became effective on October 23, 2014. A preliminary prospectus supplement and accompanying prospectus relating to the offering and a final prospectus supplement and accompanying base prospectus will be filed with the SEC. When available, electronic copies of the preliminary prospectus supplement and the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from the SEC’s website at www.sec.gov or from Aegis Capital Corp., 810 7th Avenue, 18th Floor, New York, NY 10019 or via telephone at 212-813-1010 or email: prospectus@aegiscap.com.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Company’s securities. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

Further information regarding the offering is contained in the Company’s Current Report on Form 8-K to be filed with the SEC and which may be accessed at www.sec.gov.

About Heat Biologics, Inc.

Heat Biologics, Inc. (www.heatbio.com) is a clinical-stage biopharmaceutical company focused on developing its novel, “off-the-shelf” ImPACTTM therapeutic vaccines to combat a wide range of cancers.  Our ImPACTTM Therapy is designed to deliver live, genetically-modified, irradiated human cells which are reprogrammed to “pump out” a broad spectrum of cancer-associated antigens together with a potent immune adjuvant called “gp96” to educate and activate a cancer patient’s immune system to recognize and kill cancerous cells.  Heat is conducting a Phase 2 trial of its viagenpumatucel-L (HS-110) in patients with non-small cell lung cancer as well as a Phase 2 trial with its vesigenurtacel-L (HS-410) in patients with non-muscle invasive bladder cancer.

Forward Looking Statements

This press release includes forward-looking statements on our current expectations and projections about future events.  In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions.  These statements are based upon current beliefs, expectations and assumptions and include statements regarding the successful execution of Heat’s business strategy, including with respect to Heat’s clinical trials potential for impact of Heat’s ImPACTTM Therapy. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability for Heat’s ImPACTTM Therapy to perform as designed, the ability to timely enroll patients and the other factors described in our annual report on Form 10-K for the year ended December 31, 2013 and our other filings with the SEC. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Heat Biologics, Inc.

Investor Relations and Media Inquiries:

Jeff Wolf

Michael Wood

Chief Executive Officer

LifeSci Advisors LLC

(919) 240-7133

(646) 597-6983

investorrelations@heatbio.com

mwood@lifesciadvisors.com